For Immediate Release
Contact:
Donavon A. Heimes	Jerry Daly, Carol McCune
Supertel Hospitality	Daly Gray
Chief financial officer	(Media Contact)
402.371.2520	703.435.6293
Dheimes@supertelinc.com	jerry@dalygray.com

Supertel Hospitality Reports 2008 Third Quarter Results

NORFOLK, Neb., November 3, 2008 – Supertel Hospitality, Inc. (NASDAQ: SPPR), a real estate investment trust (REIT) which owns 125 hotels in 24 states, today announced results for the third quarter ended September 30, 2008.

Revenues for the 2008 third quarter rose 3.3 percent to $35.2 million, compared to the 2007 third quarter. Net income available to common shareholders in the 2008 third quarter was $1.7 million, or $0.08 per fully diluted share, compared to $2.3 million, or $0.11 per diluted share, in the 2007 third quarter.

Funds from operations (FFO) in the 2008 third quarter was $5.5 million, or $0.26 per diluted share, equal to FFO results for the 2007 third quarter. Adjusted earnings before interest, taxes, depreciation and amortization, minority interest and preferred stock dividends (Adjusted EBITDA) decreased 3.9 percent to $9.6 million compared to 2007 third quarter.

Third Quarter Highlights

•

Instituted a dividend reinvestment plan, which provides stockholders with the opportunity to reinvest all or a portion of the cash dividends paid on shares of common and preferred stock in additional shares of common stock.

•	Declared a third quarter common stock dividend of $0.1275 per share, an increase of $0.0025 from the dividend declared for the third quarter ended September 30, 2007 of $0.1250 per share.

Operating Results

“The difficulties in the credit markets, a softening economy and a growing apprehension among consumers impacted the lodging industry in the third quarter,” said Paul J. Schulte, Supertel’s chairman, president and CEO. “The geographic diversity of our portfolio spread across 24 states helped reduce the impact of any one region. Some regions experienced an increase in revenue per available room (RevPAR), while others posted a decline.

“In the third quarter, RevPAR for our same store portfolio, which spans seven regions, declined 3.9 percent. This overall decline in same store RevPAR was significantly impacted by our 43 properties located in the South Atlantic region--eight states including Florida and Georgia--which experienced a RevPAR decline of 11.0 percent. Our total portfolio reported a 3.6 percent downturn in RevPAR. Diluted FFO per share remained constant on a year-over-year comparison basis, primarily as a result of our operators’ emphasis on cost controls.

“All three segments of our portfolio experienced a downturn in the third quarter, reflecting the negative economic conditions,” Schulte added. “Our 76 same store economy hotels, which account for about two-thirds of our same store portfolio, performed comparably to the economy segment industrywide. Our economy hotels’ RevPAR declined 1.9 percent, with average daily rate (ADR) improving 0.4 percent, and occupancy declining by 2.2 percent.”

The company’s 31 same store midscale without food and beverage properties’ RevPAR declined 5.2 percent, with ADR down 1.4 percent and occupancy off 3.8 percent. The company’s eight extended-stay properties reported a 14.9 percent decline in RevPAR, reflecting an 11.7 percent decrease in occupancy and a 3.6 percent drop in ADR.

RevPAR for the company’s total portfolio in the third quarter was down 3.6 percent, due primarily to a 4.5 percent decline in occupancy.

“It was a challenging quarter for the economy and the hotel industry,” he noted. “We attribute most of the RevPAR decline to a softening in business travel, especially construction-related workers, which has been a particularly strong guest group at our extended stay and Masters Inn hotels. The construction industry has pulled back sharply in response to the economic downturn and difficult credit market conditions. We are marketing aggressively to replace that business as quickly as possible.

“We continue to work closely with our operators to find new ways to build top line revenues, while holding down costs,” Schulte remarked. “Our operators continue to make progress in controlling variable labor costs, although in a declining revenue environment, fixed labor costs generally will result in lower operating margins. Energy costs remain a challenge, but we are aggressively addressing those issues and anticipate that the recent decline in oil prices will have some positive impact on those costs.”

Revenues for the 2008 third quarter increased $1.1 million or 3.3 percent to $35.2 million, compared to the 2007 third quarter. Of this, $2.5 million was due to the increase in revenue from acquisitions. The offsetting ($1.4) million was due to a decrease in revenue from the same store portfolio. Hotel and property operations expense for the 2008 third quarter increased $1.5 million or 6.4 percent to $24.6 million, compared to the 2007 third quarter. Of this, $1.7 million was from hotels added after the second quarter of 2007, with the offsetting ($0.2) million being due to a decrease in operations expense from the same store portfolio.

Interest expense decreased $0.4 million, compared to the year-ago period. The reduction was primarily due to the payoff of a bridge loan, using the proceeds from an offering of Preferred B stock plus additional cash. Lower interest rates on the revolving lines of credit also contributed to the decrease. Depreciation and amortization expense increased $0.6 million for the 2008 third quarter, compared to the year ago period. This is primarily related to hotel acquisitions, as well as asset additions for the other hotels outpacing the amount of assets exceeding their useful life. The general and administrative expenses for the same period did not experience a material change.

Property operating income (POI), defined as revenue from room rentals and other hotel services less hotel and property operating expenses, decreased by $0.4 million from the year ago period as evidenced by a decrease in operating margins to 30.0 percent in the 2008 third quarter from 32.1 percent in the 2007 third quarter.

Balance Sheet

“Our outstanding mortgage debt as of September 30, 2008 was $210.1 million,” said Donavon A. Heimes, chief financial officer. “All of our debt is secured by real estate assets. We communicate regularly with our lenders and we are in compliance with the financial covenants of all of our lenders as of September 30, 2008. We are in final negotiations to renew on reasonable terms the $34 million debt facility which matures in February 2009 and expect to conclude that transaction within the next several weeks. We also expect to retire, renew or replace all of the other mortgage and credit facilities which mature in 2009.

“We have been approached by buyer candidates who have expressed interest in several of our hotels and some sales may occur in future months and quarters. The proceeds of any hotel sales will first pay off the hotels’ direct mortgage debt with the balance being applied against our revolving credit facilities.”

Heimes added, “Since January 1, 2007 the company has acquired 37 hotels, most of which required some additional capital expenditures. Those expenditures coupled with our normal and ongoing capital expenditures in 2007 amounted to 9.8 percent of revenues and we are on track for a slightly less but similar percentage in 2008. The company estimates the capital expenditures for its hotels in 2009 will be significantly reduced to approximately 4.5 percent of revenues, which is more in line with historic industry levels.”

Dividend

Supertel paid a third quarter common stock dividend of $0.12¾ per share on October 31, 2008 to common shareholders of record on September 30, 2008. The payment reflects a 2.0 percent increase over the 2007 third quarter dividend. In accordance with its policy, the company will continue to evaluate its common stock dividend on a quarterly basis.

Outlook

“At this time, the financial markets are in turmoil, and no one seems to have a handle on the economy,” Schulte said. “We expect the next several quarters will be challenging as the markets attempt to stabilize. We have been through a number of economic cycles as hoteliers and believe we are in a solid position to perform competitively in this environment. We have spent the past 12 months working very closely with our operators to lower costs in anticipation of a slowing economy.

“We are fortunate that our hotels are in good physical condition and are well managed. Travelers tend to seek value in these kinds of economic conditions, and our goal is to capture a larger share of those travelers and then retain them as the economy recovers,” he commented.

“We expect to see a particularly active hotel real estate market in the next six to 12 months,” he added. “We expect that many hotels may come to market over the next year as hotel loans come due and owners are unable or unwilling to refinance them. This will provide opportunities for hoteliers to redeploy some capital and reposition their portfolio. Strong properties will continue to fetch top dollar. However, with the capital markets in disarray, debt and equity financing will be a challenge to put together for acquisitions. We will continue to carefully evaluate and discuss both buying and selling opportunities and plan to take advantage of things that come our way that are consistent with our objectives and make good economic sense.

“We remain concerned about the relatively high level of new supply coming on line at this phase of the economic cycle but are encouraged by a recent Lodging Econometrics report that indicates the development pipeline has begun to contract noticeably,” he added. “While we expect that short term, new supply will be disproportionately high, the slowdown in development and resulting reduction in overall new supply in the longer term should stabilize our industry and help to accelerate a recovery.”

About Supertel Hospitality, Inc.

As of November 3, 2008, Supertel Hospitality, Inc. (NASDAQ: SPPR) owns 125 hotels comprised of 10,886 rooms in 24 states. The company’s hotel portfolio includes Super 8, Comfort Inn/Comfort Suites, Hampton Inn, Holiday Inn Express, Supertel Inn, Days Inn, Ramada Limited, Guest House Inn, Sleep Inn, Savannah Suites, Masters Inn, Key West Inn and

Baymont Inn. This diversity enables the company to participate in the best practices of each of these respected hospitality partners. The company specializes in limited-service hotels, which do not normally offer food and beverage service. For more information or to make a hotel reservation, visit www.supertelinc.com.

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These risks are discussed in the company’s filings with the Securities and Exchange Commission.

SELECTED FINANCIAL DATA:

The following table sets forth the company’s balance sheet as of September 30, 2008 and December 31, 2007. The company owned 125 hotels at September 30, 2008 and owned 115 hotels at December 31, 2007, (in thousands, except share data).

	As of
	September 30, 2008	December 31, 2007
	(unaudited)

ASSETS
Investments in hotel properties	$ 407,502	$ 376,240
Less accumulated depreciation	86,110	75,295
	321,392	300,945

Cash and cash equivalents	1,368	1,166
Accounts receivable	2,609	2,242
Prepaid expenses and other assets	3,398	4,725
Deferred financing costs, net	1,703	1,947

	$ 330,470	$ 311,025

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Accounts payable, accrued expenses and other liabilities	$ 16,618	$ 12,401
Long-term debt	210,096	196,840
	226,714	209,241

Minority interest in consolidated partnerships, redemption value $7,011 and $9,544
	9,925	10,178
Redeemable preferred stock Series B, 800,000 shares authorized; $.01 par value, 332,500 shares outstanding, liquidation preference of $8,312

	7,662	-

SHAREHOLDERS' EQUITY
Preferred stock, 40,000,000 shares authorized; Series A, 2,500,000 shares authorized, $.01 par value, 803,270 and 932,026 shares outstanding, liquidation preference of $8,033 and $9,320

	8	9
Common stock, $.01 par value, 100,000,000 shares authorized; 20,924,022 and 20,696,126 shares outstanding.
	209	207

Additional paid-in capital	112,798	112,792
Distributions in excess of retained earnings	(26,846)	(21,402)
	86,169	91,606

COMMITMENTS AND CONTINGENCIES
	$ 330,470	$ 311,025

The following table sets forth the Company’s unaudited results of operations for the three and nine months ended September 30, 2008 and 2007, respectively, (in thousands, except per share data).

	Three Months Ended September 30,		Nine Months Ended September 30,

	2008	2007	2008	2007
REVENUES
Room rentals and other hotel services	$ 35,170	$ 34,057	$ 97,790	$ 84,225

EXPENSES
Hotel and property operations	24,606	23,120	69,826	58,378
Depreciation and amortization	3,826	3,275	11,146	8,877
General and administrative	954	940	2,949	2,791
	29,386	27,335	83,921	70,046

EARNINGS BEFORE NET LOSS ON DISPOSITIONS OF ASSETS, OTHER INCOME, INTEREST EXPENSE, MINORITY INTEREST AND INCOME TAXES

	5,784	6,722	13,869	14,179

Net loss on dispositions of assets	(3)	(13)	(2)	(13)
Other income	28	38	91	115
Interest expense	(3,371)	(3,759)	(10,472)	(9,249)
Minority interest	(175)	(167)	(356)	(309)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES
	2,263	2,821	3,130	4,723

Income tax (expense) benefit	(175)	(341)	189	(230)

NET INCOME	2,088	2,480	3,319	4,493

Preferred stock dividends	(369)	(211)	(792)	(749)

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS
	$ 1,719	$ 2,269	$ 2,527	$ 3,744

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS
EPS Basic	$ 0.08	$ 0.11	$ 0.12	$ 0.19
EPS Diluted	$ 0.08	$ 0.11	$ 0.12	$ 0.19

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Unaudited – In thousands, except per share data:

	Three months ended Sept 30,		Nine months ended Sept 30,

	2008	2007	2008	2007
Weighted average shares outstanding for:
calculation of earnings per share - basic	20,906	20,448	20,811	20,062
calculation of earnings per share - diluted	20,906	20,472	20,812	20,084

Weighted average shares outstanding for:
calculation of FFO per share - basic	20,906	20,448	20,811	20,062
calculation of FFO per share - diluted	22,346	22,360	22,346	22,327

Reconciliation of Weighted average number of shares for EPS diluted to FFO per share diluted:

EPS diluted shares	20,906	20,472	20,812	20,084
Common stock issuable upon exercise or conversion of:
Series A Preferred Stock	1,440	1,888	1,534	2,243
FFO per share diluted shares	22,346	22,360	22,346	22,327

Reconciliation of net income to FFO
Net income available to common shareholders	$ 1,719	$2,269	$ 2,527	$ 3,744
Depreciation and amortization	3,826	3,275	11,146	8,877
Net loss on disposition of assets	3	13	2	13
FFO available to common shareholders	$ 5,548	$5,557	$13,675	$12,634

FFO per share - basic	$ 0.27	$ 0.27	$ 0.66	$ 0.63
FFO per share - diluted	$ 0.26	$ 0.26	$ 0.64	$ 0.60

FFO is a financial measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We consider FFO to be a market accepted measure of an equity REIT's operating performance, which is necessary, along with net earnings (loss), for an understanding of our operating results. FFO, as defined under the National Association of Real Estate Investment Trusts (NAREIT) standards, consists of net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets, plus depreciation and amortization of real estate assets. We believe our method of calculating FFO complies with the NAREIT definition. FFO does not represent amounts available for management’s discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (loss) (computed in accordance with GAAP) as an indicator of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. All REITs do not calculate FFO in the same manner; therefore, our calculation may not be the same as the calculation of FFO for similar REITs.

We use FFO as a performance measure to facilitate a periodic evaluation of our operating results relative to those of our peers, who, like us, are typically members of NAREIT. We consider FFO a useful additional measure of performance for an equity REIT because it facilitates an understanding of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assume that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, we believe that FFO provides a meaningful indication of our performance.

Unaudited-In thousands:
	Three months ended September 30,		Nine months ended September 30,

	2008	2007	2008	2007
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
Net income available to common shareholders	$ 1,719	$ 2,269	$ 2,527	$ 3,744
Interest	3,371	3,759	10,472	9,249
Income tax expense (benefit)	175	341	(189)	230
Depreciation and amortization	3,826	3,275	11,146	8,877
Minority interest	175	167	356	309
Preferred stock dividend	369	211	792	749
Adjusted EBITDA	$ 9,635	$ 10,022	$ 25,104	$ 23,158

Adjusted EBITDA is a non-GAAP financial measure. We calculate Adjusted EBITDA by adding back to net earnings (loss) available to common shareholders certain non-operating expenses and non-cash charges which are based on historical cost accounting and we believe may be of limited significance in evaluating current performance. We believe these adjustments can help eliminate the accounting effects of depreciation and amortization and financing decisions and facilitate comparisons of core operating profitability between periods, even though Adjusted EBITDA also does not represent an amount that accrues directly to common shareholders. In calculating Adjusted EBITDA, we also add back preferred stock dividends, which are a cash charge.

Adjusted EBITDA doesn’t represent cash generated from operating activities determined by GAAP and should not be considered as an alternative to net income, cash flow from operations or any other operating performance measure prescribed by GAAP. Adjusted EBITDA is not a measure of our liquidity, nor is Adjusted EBITDA indicative of funds available to fund our cash needs, including our ability to make cash distributions. Neither measurement reflects cash expenditures for long-term assets and other items that have been and will be incurred. Adjusted EBITDA may include funds that may not be available for management’s discretionary use due to functional requirements to conserve funds for capital expenditures, property acquisitions, and other commitments and uncertainties. To compensate for this, management considers the impact of these excluded items to the extent they are material to operating decisions or the evaluation of our operating performance. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies.

The following table sets forth the operations of the Company’s hotel properties for the three and nine months ended September 30, 2008 and 2007, respectively. The Company owned 125 and 115 hotels at September 30, 2008 and 2007, respectively. This presentation includes non-GAAP financial measures. The Company believes that the presentation of hotel property operating results (POI) is helpful to investors, and represents a more useful description of its core operations, as it better communicates the comparability of its hotels’ operating results.

Unaudited-In thousands, except statistical data:	Three months ended September 30,		Nine months ended September 30,

	2008	2007	2008	2007
Same Store:
Revenue per available room (RevPAR):
Midscale w/o F&B	$ 52.29	$ 55.15	$ 46.87	$ 49.59
Economy	$ 30.83	$ 31.42	$ 31.78	$ 30.67
Extended Stay	$ 15.78	$ 18.55	$ 16.80	$ 17.92
Total	$ 34.08	$ 35.47	$ 34.22	$ 34.71

Average daily room rate (ADR):
Midscale w/o F&B	$ 76.59	$ 77.70	$ 72.78	$ 74.13
Economy	$ 46.93	$ 46.73	$ 48.82	$ 48.46
Extended Stay	$ 25.09	$ 26.04	$ 25.00	$ 26.23
Total	$ 51.67	$ 51.70	$ 52.47	$ 53.17

Occupancy percentage:
Midscale w/o F&B	68.3%	71.0%	64.4%	66.9%
Economy	65.7%	67.2%	65.1%	63.3%
Extended Stay	62.9%	71.2%	67.2%	68.3%
Total	66.0%	68.6%	65.2%	65.3%

Unaudited-In thousands, except statistical data:	Three months ended September 30,		Nine months ended September 30,

	2008	2007	2008	2007
Total Hotels:
Revenue per available room (RevPAR):	$ 34.20	$ 35.47	$ 31.89	$ 33.81
Average daily room rate (ADR):	$ 52.22	$ 51.70	$ 50.71	$ 51.60
Occupancy percentage:	65.5%	68.6%	62.9%	65.5%

Revenue from room rentals and other hotel services consists of:
Room rental revenue	$ 34,231	$ 33,136	$ 95,091	$ 81,863
Telephone revenue	89	129	280	375
Other hotel service revenues	850	792	2,419	1,987
Total revenue from room rentals and other hotel services	$ 35,170	$ 34,057	$ 97,790	$ 84,225

Room rentals and other hotel services
Same Store locations	$ 32,699	$ 34,057	$ 65,214	$ 66,046
Acquisitions	2,471	-	32,576	18,179
Total room rental and other hotel services	$ 35,170	$ 34,057	$ 97,790	$ 84,225

Hotel and property operations expense
Same Store locations	$ 22,874	$ 23,120	$ 45,936	$ 46,202
Acquisitions	1,732	-	23,890	12,176
Total hotel and property operations expense	$ 24,606	$ 23,120	$ 69,826	$ 58,378

Property Operating Income ("POI")
Same Store locations	$ 9,825	$ 10,937	$ 19,278	$ 19,844
Acquisitions	739	-	8,686	6,003
Total property operating income	$ 10,564	$ 10,937	$ 27,964	$ 25,847

POI as a percentage of revenue from room rentals and other hotel services

Same Store locations	30.0%	32.1%	29.6%	30.0%
Acquisitions	29.9%	-	26.7%	33.0%
Total POI as a percentage of revenue	30.0%	32.1%	28.6%	30.7%

Same Store reflects 88 hotels owned as of January 1, 2007, for the nine months ended September 30, 2008 and 2007, and 115 hotels owned as of July 1, 2007 for the three months ended September 30, 2008 and 2007.

	Three months ended September 30,		Nine months ended September 30,

	2008	2007	2008	2007
RECONCILIATION OF NET INCOME TO POI
Net income	$ 2,088	$ 2,480	$ 3,319	$ 4,493
Depreciation and amortization	3,826	3,275	11,146	8,877
Net loss on disposition of assets	3	13	2	13
Other income	(28)	(38)	(91)	(115)
Interest expense	3,371	3,759	10,472	9,249
Minority interest	175	167	356	309
General and administrative expense	954	940	2,949	2,791
Income tax expense (benefit)	175	341	(189)	230
POI	$ 10,564	$ 10,937	$ 27,964	$ 25,847

The following table presents our RevPAR, ADR and Occupancy, by region, for the three months ended September 30, 2008 and 2007, respectively. The comparisons of same store operations are for 115 hotels owned as of July 1, 2007. Hotel acquisitions which were excluded from same store calculations for the three months ended September 30, 2008 and 2007 were 10 hotels acquired during 2008. The excluded properties were not owned by the Company throughout each of the periods presented and therefore are excluded from the same store calculations.

		Three months ended September 30, 2008				Three months ended September 30, 2007
Same Store	Room				Room
Region	Count	RevPAR	Occupancy	ADR	Count	RevPAR	Occupancy	ADR
Mountain	214	$ 48.76	84.9%	$57.41	214	$ 49.59	89.8%	$55.24
West North Central	2,844	35.87	73.1%	49.07	2,844	35.04	72.4%	48.36
East North Central	998	52.33	76.9%	68.03	998	53.82	78.5%	68.57
Middle Atlantic/New England	336	62.93	73.9%	85.21	336	61.76	72.7%	84.92
South Atlantic	4,701	26.59	58.2%	45.66	4,701	29.89	63.5%	47.06
East South Central	601	35.21	64.9%	54.25	601	36.83	66.2%	55.63
West South Central	456	30.54	63.6%	48.02	456	27.78	65.8%	42.22
Total Same Store	10,150	$ 34.08	66.0%	$51.67	10,150	$ 35.47	68.6%	$51.70

Acquisitions	Room				Room
Region	Count	RevPAR	Occupancy	ADR	Count	RevPAR	Occupancy	ADR
West North Central	167	$ 42.59	70.2%	$60.70	-	$ -	-	$ -
East North Central	83	47.68	70.0%	68.07	-	-	-	-
East South Central	486	31.57	53.3%	59.20		-	-	-
Total Acquisitions	736	$ 35.88	59.0%	$60.79	-	$ -	-	$ -

Total Hotel Portfolio	10,886	$ 34.20	65.5%	$52.22	10,150	$ 35.47	68.6%	$51.70

States included in the Regions
Mountain	Idaho and Montana
West North Central	Iowa, Kansas, Missouri, Nebraska and South Dakota
East North Central	Indiana and Wisconsin
Middle Atlantic/New England	Maine and Pennsylvania
South Atlantic	Delaware, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia and West Virginia
East South Central	Alabama, Kentucky and Tennessee
West South Central	Arkansas and Louisiana

The following table presents our RevPAR, ADR and Occupancy, by region, for the nine months ended September 30, 2008 and 2007, respectively. The comparisons of same store operations are for 88 hotels owned as of January 1, 2007. Hotel acquisitions which were excluded from same store calculations for the nine months ended September 30, 2008 and 2007 were 37 hotels acquired during 2007 and 2008. The excluded properties were not owned by the Company throughout each of the periods presented and therefore are excluded from the same store calculations.

		Nine months ended September 30, 2008				Nine months ended September 30, 2007
Same Store	Room				Room
Region	Count	RevPAR	Occupancy	ADR	Count	RevPAR	Occupancy	ADR
West North Central	2,844	$ 32.06	66.4%	$48.27	2,844	$30.95	65.0%	$47.64
East North Central	881	45.44	66.9%	67.88	881	46.44	67.0%	69.32
Middle Atlantic/New England	273	47.72	62.6%	76.27	273	48.21	63.2%	76.32
South Atlantic	2,183	30.75	64.8%	47.42	2,183	33.49	67.2%	49.86
East South Central	450	35.87	58.7%	61.13	450	35.19	58.0%	60.68
West South Central	132	29.50	61.2%	48.22	132	28.07	58.4%	48.09
Total Same Store	6,763	$ 34.22	65.2%	$52.47	6,763	$34.71	65.3%	$53.17

Acquisitions	Room				Room
Region	Count	RevPAR	Occupancy	ADR	Count	RevPAR	Occupancy	ADR
Mountain	214	$ 40.57	77.2%	$52.54	214	$42.08	83.1%	$50.64
West North Central	167	33.19	59.9%	55.38	-	-	-	-
East North Central	200	34.36	70.5%	48.72	117	32.75	80.2%	40.84
Middle Atlantic/New England	63	41.24	53.5%	77.14	63	42.61	62.1%	68.66
South Atlantic	2,518	25.83	57.6%	44.85	2,518	29.00	61.6%	47.05
East South Central	637	27.83	53.9%	51.60	151	26.22	71.4%	36.72
West South Central	324	28.54	61.9%	46.09	324	29.88	72.8%	41.06
Total Acquisitions	4,123	$ 28.06	59.0%	$47.53	3,387	$30.91	66.3%	$46.61

Total Hotel Portfolio	10,886	$ 31.89	62.9%	$50.71	10,150	$33.81	65.5%	$51.60

States included in the Regions
Mountain	Idaho and Montana
West North Central	Iowa, Kansas, Missouri, Nebraska and South Dakota
East North Central	Indiana and Wisconsin
Middle Atlantic/New England	Maine and Pennsylvania
South Atlantic	Delaware, Florida, Georgia, Maryland, North Carolina, South Carolina, Virginia and West Virginia
East South Central	Alabama, Kentucky and Tennessee
West South Central	Arkansas and Louisiana